UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


     -----------------------------------x
                                        :
     In re                              :    Chapter 11
                                        :
          ONEITA INDUSTRIES, INC.,      :    Case No. 98-   (  )
                                        :
                         Debtor.        :
                                        :
     4130 Faber Place Drive, Suite 200  :
     Charleston, South Carolina 29405   :
     Tax ID No. 57-0351045              :
     -----------------------------------x



                PLAN OF REORGANIZATION OF ONEITA INDUSTRIES, INC.
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE



     January ___, 1998







                                             1301 Avenue of the Americas
     Moses & Singer LLP                      New York, New York 10019

(212) 554-7800
     Alan Kolod, Esq.                            Richards, Layton & Finger
     Alan E. Gamza, Esq.                         One Rodney Square
     Counsel to Oneita                           Post Office Box 551
       Industries, Inc.                          Wilmington, Delaware 19899
                                                 (302) 658-6541
                                                 Thomas L. Ambro, Esq.
                                                 Local Counsel to Oneita
                                                 Industries, Inc.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

     -----------------------------------x
                                        :
     In re                              :    Chapter 11
                                        :
          ONEITA INDUSTRIES, INC.,      :    Case No. 98-   (  )
                                        :
                         Debtor.        :
                                        :
     4130 Faber Place Drive, Suite 200  :
     Charleston, South Carolina 29405   :
     Tax ID No. 57-0351045              :
     -----------------------------------x



                PLAN OF REORGANIZATION OF ONEITA INDUSTRIES, INC.
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


               Oneita Industries, Inc. proposes the following chapter 11 plan of reorganization pursuant to section
     1121(a) of title 11 of the United States Code:

                                 I. Introduction

     A. Plan Defined Terms. Unless the context otherwise requires the terms specified below have the following meanings (such meanings to be equally applicable to both the singular and plural):

     1. "Allowed" when used with respect to an administrative expense, claim, or Equity Interest, means an administrative expense, claim, or Equity Interest, as the case may be, that is allowed by Final Order or is deemed allowed pursuant to sections 502, 503, or 1111 of the Bankruptcy Code, by the Confirmation Order or the Plan.

     2. "Amended and Restated Certificate of Incorporation" means the certificate of incorporation of Reorganized Oneita dated the Effective Date and filed with the Secretary of State of the State of Delaware on or about the Effective Date, in the form attached hereto as Exhibit 6.

     3. "Andrews Collective Bargaining Agreement" means the agreement dated October 19, 1995, as it may have been amended from time to time, between Oneita and the Union of Needletrades, Industrial and Textile Employees covering approximately 100 employees at the Andrews Textile Facility.

     4. "Andrews Textile Facility" means the textile facility operated by Oneita in Andrews, South Carolina.

     5. "Avondale" means Avondale Mills, Inc.

     6. "Bankruptcy Code" means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Case.

     7. "Bankruptcy Rules" mean the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Reorganization Case, including the Local Rules of this Court.

     8. "By-Laws" means the amended by-laws adopted by Oneita on May 17, 1994, as they may have been amended from time to time.

     9. "Business Day" means any day on which commercial banks are open for business, and not authorized to close, in the City of New York.

     10. "Cash Collateral Stipulation" means that certain Cash Collateral Stipulation entered into between Oneita and the holders of Class 2 Claims simultaneously with the filing of the Reorganization Case, as it may be amended.

     11. "Certificate of Incorporation" means the certificate of incorporation of Oneita dated August 27, 1987 and filed with the Secretary of State of the State of Delaware on September 1, 1987, as it may have been amended from time to time.

     12. "Citizens and Southern" means Citizens and Southern National Bank of South Carolina, as Trustee, under the Georgetown Guaranty Agreement.

     13. "Citizens and Southern Claim" means the Allowed claim of Citizens and Southern, as Trustee, under the Georgetown Guaranty Agreement.

     14. "Class 2 Claims" means the claims classified under class 2 of this Plan.

     15. "Confirmation Order" means the order of the Court confirming the Plan, in accordance with the provisions of chapter 11 of the Bankruptcy Code.

     16. "Confirmation Date" means the date that the Confirmation Order is entered by the Court.

     17. "Consent Letter" means the letter agreements executed by each holder of claims, shortly prior to, or as of, the Petition Date, which claims are to be classified in classes 2 and 3 under the Plan and returned to Oneita prior to the commencement of the Reorganization Case with a ballot accepting the Plan pursuant to which such parties agreed, subject to the terms thereof, inter alia, to (i) cooperate in implementing the Plan, (ii) if requested, execute a new ballot accepting the Plan, (iii) not sell or assign its claim against Oneita unless its assignee also agrees to be bound by the terms of the Consent Letter, and (iv) execute all necessary documents.

     18. "Court" means (a) the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Reorganization Case; (b) to the extent there is no reference pursuant to section 157 of title 28 of the United States Code, the United States District Court for the District of Delaware; and (c) any other court having jurisdiction over the Reorganization Case.

     19. "Disputed", when used with respect to an administrative expense, claim, or Equity Interest, means any administrative expense, claim, or Equity Interest, to the extent not allowed pursuant to the Plan or a Final Order, and (a) which is listed on the Schedules as disputed, unliquidated, or contingent and as to which a proof of such administrative expense, claim, or Equity Interest designating such administrative expense, claim, or Equity Interest as liquidated in amount and not disputed or contingent was not timely and properly filed, or
(b) as to which, and to the extent, any party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

     20. "Effective Date" means the date on which confirmation of the Plan shall first have legal effect and shall be the first Business Day on which all the conditions specified in Section V.A. hereof shall have been satisfied or waived in accordance with Section V.B. hereof.

     21. "Employee Related Expense Motion" means the motion which Oneita intends to file on the Petition Date seeking, among other things, Court authorization to pay amounts totalling approximately $1,119,000 due to its employees on account of services performed and reimbursement of expenses incurred before the Petition Date, and for authority to pay amounts and honor prepetition checks totalling approximately $1,331,000 due on account of insurance and other benefits provided by Oneita to its employees before the Petition Date.

     22. "Environmental Related Expense Motion" means the motion which Oneita intends to file on the Petition Date seeking Court authorization to pay amounts due and honor prepetition checks totalling approximately $127,000 due on account of Oneita's prepetition environmental compliance and remediation efforts and seeking Court authorization, to the extent necessary, to continue such environmental compliance and remediation efforts during the Reorganization Case.

     23. "Equity Interest" means any interest in Oneita represented by Old Common Stock.

     24. "Fayette Facilities" means the apparel and textile plants operated by Oneita in Fayette, Alabama located at 207 15th Street, Southwest, and 1015 Temple Avenue South, respectively.

     25. "Final Order" means an order or judgment of the Court that is in effect and is not stayed, and that is not subject to reconsideration, vacatur, reversal, appellate review or other modification by means of appeal, petition for certiorari, motion for reargument or rehearing or otherwise (except under Rule 9024 of the Federal Rules of Bankruptcy Procedure).

     26. "Foothill" means Foothill Capital Corporation.

     27. "Foothill Claims" means all claims held by Foothill or affiliates of Foothill as of the date of execution by the foregoing of the Consent Letter, which claims are classified in class 2 of the Plan, regardless of by whom such claims are held as of any applicable record or distribution date (but not including the secured administrative claims of Foothill in connection with the debtor in possession financing provided to Oneita during the Reorganization
Case).

     28. "Foothill D-I-P Agreement" means the agreement between Oneita and Foothill pursuant to which Foothill will be providing up to $10,000,000 of debtor in possession financing to Oneita in the Reorganization Case.

     29. "Georgetown County, South Carolina" means Georgetown County, South Carolina, the issuer of the Georgetown IRB bonds under the Georgetown Indenture.

     30. "Georgetown Guaranty Agreement" means the guaranty agreement dated December 1, 1977, as it may have been amended from time to time, between Oneita and Citizens and Southern, as Trustee, pursuant to which Oneita irrevocably and unconditionally guarantied payment to Citizens and Southern, as Trustee, of the principal and interest outstanding with respect to the Georgetown IRB bonds issued under the Georgetown Indenture.

     31. "Georgetown Indenture" means the indenture dated December 1, 1977, as it may have been amended from time to time, between Georgetown County, South Carolina and Citizens and Southern, as Trustee, pursuant to which Georgetown County, South Carolina issued Industrial Revenue Bonds in the amount of $1,000,000 to finance the acquisition of certain equipment at the Andrews Textile Facility.

     32. "Georgetown Lease Agreement" means the lease agreement dated as of December 1, 1977, as it may have been amended from time to time, between Georgetown County, South Carolina and Oneita pursuant to which Oneita leases the Andrews Textile Facility.

     33. "Gintel" means Robert M. Gintel, the former Chairman of the Board of Directors of Oneita and the current holder of the Old Subordinated Gintel Notes.

     34. "Gintel Note Agreement" means the Note Purchase Agreement dated as of December 28, 1995, as it may have been amended from time to time, between Oneita, Gintel and Avondale, pursuant to which the Old Subordinated Gintel Notes were issued.

     35. "IBJ Schroder" means IBJ Schroder Bank & Trust Company.

     36. "IDB" means the Industrial Development Board of the City of Fayette, Alabama.

     37. "IDB Bonds" means the bonds in the amount of $10,000,000 issued by the IDB pursuant to the IDB Spindale Indenture.

     38. "IDB Spindale Indenture" means the indenture, dated as of October 1, 1989, as it may have been amended from time to time, by and between Trust Company Bank, as Trustee, and the IDB.

     39. "IDB Spindale Lease Agreement" means the lease agreement dated October 1, 1989, as it may have been amended from time to time, between Oneita and the IDB, pursuant to which Oneita leases the Spindale Facility through October 1, 1999.

     40. "IDB Spindale Letter of Credit Agreement" means the agreement dated October 1, 1989, as it may have been amended from time to time, between Oneita and the Trust Company Bank pursuant to which an irrevocable letter of credit was issued to secure payment of principal and interest on the IDB Bonds as they become due and pursuant to which Oneita agreed to reimburse the Trust Company Bank for any payments made by the Trust Company Bank under the letter of credit issued pursuant thereto.

     41. "IDB Spindale Mortgage and Security Agreement" means the agreement dated October 1, 1989, as it may have been amended from time to time, between Oneita, the IDB and Trust Company Bank, pursuant to which Oneita granted Trust Company Bank a lien on and/or security interest in its interest, if any, in the Spindale Facility and the equipment purchased with the IDB Bonds (which agreement was later amended to include a lien on Oneita's interest, if any, in the Sterilon Facility) to secure Oneita's performance of its obligations under the IDB Spindale Letter of Credit Agreement.

     42. "IDB Sterilon Lease Agreement" means the lease agreement dated July 31, 1989, as it may have been amended from time to time, between Oneita and the IDB, pursuant to which Oneita leases the Sterilon Facility through November 1, 2004 for the sum of $7,594.71 per month.

     43. "Initial Holder" means (i) any person who will initially hold 7% or more of the outstanding shares of New Common Stock on the Effective Date, (ii) any investment fund for which any thereof acts as manager, (iii) any partnership or other entity for which any thereof acts directly or indirectly as a general partner or controlling stockholder, and (iv) any person otherwise affiliated with any thereof.

     44. "Intercompany Account Motion" means the motion which Oneita intends to file on the Petition Date seeking Court authorization, among other things, to continue to use its existing bank accounts and cash management systems, including authorization to continue to maintain its system of intercompany accounts with its subsidiaries and to adjust balances in those accounts.

     45. "Key Supplier Related Expense Motion" means the motion which Oneita intends to file on the Petition Date seeking Court authorization (i) to pay prepetition amounts due totalling approximately $3,518,000 and to honor prepetition checks totalling approximately $351,000 to its suppliers of essential goods and services, so that it will continue to have access to those goods and services during the Reorganization Case on the same terms on which those goods and services were available before the Petition Date, and (ii) to pay prepetition amounts due totalling approximately $300,000 on account of invoices of less than $500 for goods and services provided prepetition and to honor outstanding prepetition checks of less than $500 each, in the aggregate amount of less than $9,000, in order to ease the administrative burden on Oneita during the Reorganization Case.

     46. "Kinston" means Oneita-Kinston Corp., a North Carolina corporation wholly-owned by Oneita.

     47. "Kinston/Prudential Guaranty" means the Guaranty Agreement dated as of January 26, 1996, as it may have been amended from time to time, pursuant to which Kinston guarantied the obligations of Oneita under the Old Prudential Note Agreement.

     48. "Kinston/Revolving Credit Guaranty" means the Guaranty Agreement dated as of January 26, 1996, as it may have been amended from time to time, pursuant to which Kinston guarantied the obligations of Oneita under the Old Revolving Credit Agreement.

     49. "Kinston Security Agreement" means the Security Agreement dated as of January 26, 1996, as it may have been amended from time to time, made by Kinston in favor of SunTrust Bank, Atlanta, individually and as collateral agent, First Union National Bank of South Carolina, NatWest Bank N.A. and Prudential.

     50. "Manufacturing Consolidation Related Expense Motion" means the motion which Oneita intends to file on the Petition Date seeking Court authorization to continue its manufacturing consolidation program during the Reorganization Case and to pay any outstanding claims and honor prepetition checks in connection therewith totalling approximately $277,000 due as of the Petition Date.

     51. "New Common Stock" means all the shares of common stock of Reorganized Oneita, par value $.25 per share, authorized and issued by Reorganized Oneita on the Effective Date pursuant to Section IV.E. hereof.

     52. "New Foothill Security Documents" means collectively, (a) the New Revolving Credit Agreement, (b) all "Loan Documents" delivered pursuant to the New Revolving Credit Agreement, in the forms agreed to between Oneita and Foothill, (c) that certain Intercreditor Agreement dated the Effective Date between Foothill, the holders of the New Senior Secured Notes and IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, in the form attached hereto as Exhibit 4, and (d) all UCC and real property lien filings executed in connection with any of the foregoing agreements.

     53. "New Revolving Credit Agreement" means the Loan and Security Agreement dated as of the Effective Date between Reorganized Oneita, Kinston and Foothill pursuant to which Foothill shall provide working capital to Reorganized Oneita and Kinston, substantially in the form attached hereto as Exhibit 3. The obligations under the New Revolving Credit Agreement shall be secured by certain assets of Reorganized Oneita and Kinston as more particularly described in the New Foothill Security Documents.

     54. "New Security Documents" means collectively, (a) that certain Security and Pledge Agreement dated the Effective Date between Reorganized Oneita and IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes,
(b) those certain mortgages dated the Effective Date made by Reorganized Oneita in favor of IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, (c) that certain Intercreditor Agreement dated the Effective Date between Foothill, IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, and the holders of the New Senior Secured Notes, in the form attached hereto as Exhibit 4, (d) that certain Subsidiary Guaranty and Security Agreement dated the Effective Date between IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, and the subsidiaries of Oneita that are parties thereto, (e) that certain Trademark Security Agreement dated the Effective Date between Reorganized Oneita and IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, (f) that certain Deposit Account Security Agreement dated the Effective Date between Reorganized Oneita and IBJ Schroder, as collateral agent for the holders of the New Senior Secured Notes, (g) that certain Agency Agreement dated the Effective Date between Reorganized Oneita, the holders of the New Senior Secured Notes and IBJ Schroder, as collateral agent and note agent for the holders of the New Senior Secured Notes, and (h) all UCC and real property lien filings executed in connection with any of the foregoing agreements, in each case other than (c) immediately above in the form to be agreed to by Oneita, the Old Revolving Credit Lenders and Prudential prior to the Effective Date.

     55. "New Senior Secured Notes" mean the notes issued under the Senior Secured Note Agreement and Section IV.E. hereof and secured by liens on and security interests in certain assets of Reorganized Oneita and as more particularly described in the New Security Documents.

     56. "Non-Foothill Class 2 Claims" means all Allowed Class 2 Claims that are not Foothill Claims.

     57. "Old Common Stock" means the common stock, par value $.25 per share, issued by Oneita and outstanding on the Petition Date.

     58. "Old Gintel Claim" means the subordinated claim in the sum of approximately $8,638,000, including accrued interest through July 31, 1997.

     59. "Old Options" means any options, warrants, calls, subscriptions or similar rights or other agreements or commitments, contractual or otherwise, obligating Oneita to issue, transfer or sell any shares of Old Common Stock.

     60. "Old Prudential Claim" means the claim pursuant to the Old Prudential Note Agreement in the sum of $6,379,066 as of the Petition Date.

     61. "Old Prudential Note" means the note issued pursuant to the Old Prudential Note Agreement.

     62. "Old Prudential Note Agreement" means the Note Agreement dated as of December 20, 1988, as it may have been amended from time to time, between Oneita and Prudential.

     63. "Old Revolving Credit Agreement" means the Revolving Credit Agreement dated as of January 26, 1996, as it may have been amended from time to time, by and among Oneita and SunTrust Bank, Atlanta, individually and as Agent and Administrative Agent, First Union National Bank of South Carolina, individually and as Agent, and NatWest Bank N.A.

     64. "Old Revolving Credit Lenders" mean the holders of claims under the Old Revolving Credit Agreement or such holders' participants or assignees as of the Effective Date.

     65. "Old Revolving Credit Lender Claims" mean the claims pursuant to the Old Revolving Credit Agreement in the aggregate principal amount of $57,000,000 as of the Petition Date.

     66. "Old Subordinated Gintel Notes" mean the two subordinated notes, each dated as of January 26, 1996, issued by Oneita to Gintel, each in the principal amount of $3,750,000.

     67. "Oneita" means Oneita Industries, Inc., a Delaware corporation.

     68. "Oneita Spindale Guaranty" means the guaranty agreement, dated October 1, 1989, as it may have been amended from time to time, between Oneita and Trust Company Bank, as Trustee, pursuant to which Oneita, inter alia, guaranteed the payment of the principal and interest due under the IDB Bonds.

     69. "Petition Date" means the date of commencement of the Reorganization Case.

     70. "Plan" means this chapter 11 plan of reorganization, confirmed by the Confirmation Order, or as it may thereafter be altered, amended, or modified.

     71. "Priority Tax Claim" means any Allowed unsecured claim held by a governmental unit entitled to a priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

     72. "Pro Rata Share" means a proportionate share, so that the ratio of the amount of property distributed on account of an Allowed claim or Allowed Equity Interest in a specified class is the same as the ratio such claim or Equity Interest bears to the total amount of all claims or Equity Interests (including Disputed claims or Disputed Equity Interests, until disallowed) in such specified class.

     73. "Prudential" means The Prudential Insurance Company of America.

     74. "Registration Rights" means the registration rights described in the Registration Rights Agreement to be provided by Reorganized Oneita to certain holders of the New Common Stock.

     75. "Registration Rights Agreement" has the meaning set forth in Section IV.Q. hereof.

     76. "Registration Statement" has the meaning set forth in Section IV.Q. hereof.

     77. "Related Documents" mean all documents necessary to consummate the transactions contemplated by this Plan, including, without limitation, the New Senior Secured Notes, the Senior Secured Note Agreement, the Subordinated Foothill Note, the New Security Documents, the New Foothill Security Documents and the Amended and Restated Certificate of Incorporation of Reorganized Oneita, each substantially in the form attached as an Exhibit hereto or, if not attached hereto as an Exhibit, to be agreed to by the parties thereto prior to the Effective Date.

     78. "Reorganization Case" means the above-captioned chapter 11 case.

     79. "Reorganized Oneita" means Oneita or any successor thereto by merger, consolidation, or otherwise, on and after the Effective Date.

     80. "Reverse Stock Split" means the reverse stock split of the outstanding Old Common Stock to occur on the Effective Date under Section IV.D hereof immediately prior to the cancellation of the Old Common Stock and the issuance of the New Common Stock.

     81. "Schedules" mean the schedules of assets and liabilities, statements of financial affairs, and lists of holders of claims and Equity Interests filed with the Court by Oneita including any amendments and supplements thereto.

     82. "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

     83. "Senior Secured Note Agreement" means the agreement, dated on or about the Effective Date, substantially in the form attached hereto as Exhibit 1, between Reorganized Oneita and the holders of the Old Revolving Credit Lender Claims and the Old Prudential Claim pursuant to which the New Senior Secured Notes in the principal amount of $37,500,000 shall be issued.

     84. "Spindale Facility" means the Fayette Facility located at 207 15th Street Southwest, Fayette, Alabama.

     85. "Sterilon Facility" means the Fayette Facility located at 1015 Temple Avenue South, Fayette, Alabama.

     86. "Sterilon Lease Commitment Agreement" means the agreement entered into on June 20, 1989, as it may have been amended from time to time, by and among the City of Fayette, Alabama, the IDB and the Southern Development Council, Inc. in connection with the transaction giving rise to the IDB Sterilon Lease Agreement.

     87. "Subordinated Foothill Note" means the ten-year subordinated note issued to the holders of Foothill Claims under the Plan in the principal amount of $1,000,000, bearing interest at the rate of 10% per annum payable in additional subordinated notes of like tenor, which note shall be substantially in the form attached hereto as Exhibit 2.

     88. "Trust Company Bank Claim" means the Allowed claim of Trust Company Bank, individually and as Trustee under the IDB Spindale Indenture, arising from or related to the IDB Spindale Letter of Credit Agreement, the IDB Spindale Mortgage and Security Agreement or any other document entered into in connection with the issuance of the IDB Bonds.

     89. "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of the security interests and liens specified in the New Security Documents and the New Foothill Security Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction.

     B. "Bankruptcy Code Terms." "Affiliate," "case," "claim," "confirm," "confirmation," "debtor," "debtor in possession," "governmental unit," "impaired," "unimpaired," and other uncapitalized terms defined (either explicitly or implicitly) in the Bankruptcy Code are used herein with such defined meanings.

     C. Other Terms. The words "herein", "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

     D. Exhibits. All Exhibits to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

               II. Classification and Treatment of Administrative
                      Expenses, Claims and Equity Interests

     A. Summary.  The categories of administrative  expenses,  claims and Equity
Interests listed below classify administrative expenses, claims and Equity Interests for all purposes, including voting, confirmation, and distribution pursuant to the Plan. Except as otherwise provided in the Plan, Confirmation Order, or as required by sections 506(b) or 1124 of the Bankruptcy Code, Allowed claims do not include interest accrued on such claims after the Petition Date.

       Class                      Type                         Status
       -----                      ----                         ------

     Unclassified           Administrative                Paid in full
                            Expenses

     Unclassified           Priority Tax                  Unaffected by the
                            Claims                        Plan

     Class 1                Priority Non-Tax              Unimpaired - Not
                            Claims                        entitled to vote

     Class 2                Old Revolving                 Impaired -
                            Credit Lender                 Entitled to vote
                            Claims and Old
                            Prudential Claim

     Class 3                Old Gintel Claim              Impaired -
                                                          Entitled to vote

     Class 4                Citizens and                  Unimpaired - Not
                            Southern Claim and            entitled to vote
                            Trust Company Bank
                            Claim

     Class 5                General Unsecured             Unimpaired - Not
                            Claims                        entitled to vote

     Class 6                Old Common Stock              Impaired -
                                                          Entitled to vote

     B. Administrative Expenses. Oneita shall pay Allowed administrative expenses in full in cash, except to the extent that the holder of an Allowed administrative expense agrees to different treatment; provided, however, that Allowed administrative expenses representing obligations incurred in the ordinary course of business (consistent with past practice) shall be paid in full or performed by Oneita or by Reorganized Oneita in the ordinary course of business (consistent with past practice); provided further, however, that (i) any sums owed to Foothill on the Effective Date under the Foothill D-I-P Agreement for sums actually extended by Foothill to Oneita and related obligations of Oneita, including any interest, fees and expenses which are due under the terms of the Foothill D-I-P Agreement shall be allowed administrative expenses, and (ii) any superpriority administrative claims of the Old Revolving Credit Lenders and Prudential granted by the Court as adequate protection during the Reorganization Case pursuant to the Cash Collateral Stipulation, shall be Allowed administrative expenses.

     C. Priority Tax Claims. Allowed Priority Tax Claims due and payable on or before the Effective Date shall be paid in full in cash and all others shall (i) survive confirmation of the Plan, (ii) remain unaffected thereby, and (iii) be paid as and when due, except to the extent any holder of such a claim agrees to a different treatment.

     D. Classification, Treatment, and Voting. The claims against and Equity Interests in Oneita shall be classified and receive the treatment specified below.

          1. Class 1: Priority Non-Tax Claims.

     a. Classification: Class 1 consists of claims entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than administrative expenses and Priority Tax Claims which are unclassified.

     b. Treatment: Each Allowed claim in class 1 shall be paid in full in cash except to the extent that any holder of an Allowed claim agrees to a different treatment.

     c. Voting: Class 1 is unimpaired, and the holders of claims in class 1 are not entitled to vote to accept or reject the Plan.

          2.   Class 2: Old Revolving  Credit  Lender Claims and Old  Prudential
               Claim.

     a. Classification: Class 2 consists of the Old Prudential Claim and the Old Revolving Credit Lender Claims.

     b. Treatment: The Old Prudential Claim and the Old Revolving Credit Lender Claims shall be deemed Allowed pursuant to Section 502(a) of the Bankruptcy Code. Each holder of an Allowed Class 2 Claim shall receive under this Plan (i) its Pro Rata Share of $15,000,000 in cash; (ii) its Pro Rata Share of the New Senior Secured Notes; (iii) its Pro Rata Share of 72% of the New Common Stock which Pro Rata Share shall be determined as follows: the New Common Stock shall be allocated among the holders of Non-Foothill Class 2 Claims as if class 2 were receiving 75% of the New Common Stock, and the holders of the Foothill Claims will receive their Pro Rata Share of the balance of the New Common Stock actually distributed to class 2; and (iv) cash in an amount equal to the reasonable fees and expenses (a) incurred from the Petition Date through the Effective Date by Milbank, Tweed, Hadley & McCloy and Klehr, Harrison, Harvey, Branzburg & Ellers as primary and Delaware counsel, respectively, to Prudential and the holders of the Old Revolving Credit Lender Claims during the Reorganization Case which may remain outstanding on the Effective Date, and (b) if any, incurred by Milbank, Tweed, Hadley & McCloy and Baker & Botts LLP acting as counsel to the Old Revolving Lenders and Prudential, respectively, for services rendered prior to the Petition Date and remaining unpaid as of the Petition Date. In consideration of the adjustment set forth in (iii) above, each holder of a Foothill Claim will receive its Pro Rata Share of the Subordinated Foothill Note.

     c. Voting: Class 2 is impaired, and the holders of claims in class 2 are entitled to vote to accept or reject the Plan.

               3. Class 3: Old Gintel Claim.

     a. Classification: Class 3 consists of the Old Gintel Claim.

     b.  Treatment:  The Old Gintel  Claim shall be deemed  Allowed  pursuant to
Section 502(a) of the Bankruptcy Code. The holder(s) of the Allowed Old Gintel Claim shall receive 7.75% of the New Common Stock.

                    c.   Voting:  Class 3 is impaired and the
     holders of claims in class 3 are entitled to vote to accept or reject the Plan.

               4. Class 4: Citizens and Southern Claim and Trust Company Bank Claim.

     a. Classification: Class 4 consists of the Allowed Citizens and Southern Claim and Trust Company Bank Claim.

     b. Treatment: The Citizens and Southern Claim and Trust Company Bank Claim shall be unimpaired under Bankruptcy Code Section 1124 and shall not be affected by the Plan or the Reorganization Case.

     c. Voting: Class 4 is unimpaired and the holders of claims in class 4 are not entitled to vote to accept or reject the Plan.

               5.   Class 5: General Unsecured Claims.

     a. Classification: Class 5 consists of all Allowed unsecured claims that are not priority or administrative claims and that are not otherwise classified herein.

     b. Treatment: The Allowed claims in class 5 shall be rendered unimpaired under Bankruptcy Code Section 1124, except to the extent that the holder of any such claim agrees to a different treatment.

     c. Voting: Class 5 is unimpaired and the holders of claims in class 5 are not entitled to vote to accept or reject the Plan.

               6.   Class 6: Old Common Stock.

     a. Classification: Class 6 consists of the Equity Interests evidenced by all the issued and outstanding Old Common Stock.

     b. Treatment: The Reverse Stock Split and cancellation of the Old Common Stock shall be effected and each holder of an Allowed Equity Interest in class 6 shall receive its Pro Rata Share of 20.25% of the New Common Stock.

     c. Voting: Class 6 is impaired and the holders of Equity Interests in class 6 are entitled to vote to accept or reject the Plan.

        E. Disputed Administrative Expenses, Claims, and Equity Interests.

     1. Resolution of Disputed Administrative Expenses, Claims and Equity Interests. Except with respect to claims expressly Allowed pursuant to this Plan, Oneita may object to the allowance of administrative expenses, claims or Equity Interests filed with the Bankruptcy Court. From and after the Effective Date, Reorganized Oneita, or any entity chosen by Reorganized Oneita, shall have the exclusive responsibility for reviewing and objecting to the allowance of such administrative expenses, claims and Equity Interests. Unless otherwise ordered by the Court, all objections to administrative expenses, claims and Equity Interests must be filed and served by Reorganized Oneita upon the holders thereof on or before 120 days after the Effective Date or after the administrative expense, claim or Equity Interest is filed, whichever is later. All objections shall be litigated to a Final Order, provided, however, that Oneita or Reorganized Oneita may compromise and settle any objections to administrative expenses, claims or Equity Interests, subject to the approval of the Court, and may seek Court estimation of Disputed administrative expenses, claims or Equity Interests pursuant to section 502(c) of the Bankruptcy Code.

     2. Reserve for Disputed Administrative Expenses, Claims and Equity Interests. Reorganized Oneita shall hold distributions with respect to Disputed administrative expenses, claims, or Equity Interests in escrow pending resolution of such Disputed administrative expenses, claims or Equity Interests by Final Order. Once a Disputed administrative expense, claim or Equity Interest becomes an Allowed administrative expense, claim or Equity Interest by Final Order, Reorganized Oneita shall make an appropriate distribution to the holder of such Allowed administrative expense, claim or Equity Interest from the escrow. With respect to such Disputed administrative expenses, claims and Equity Interests and except as otherwise ordered by the Court, each distribution to be made shall be deemed to have been made on the Effective Date if made as soon as practicable after the date on which such administrative expense, claim, or Equity Interest is Allowed by Final Order.

                    III. Acceptance or Rejection of the Plan

     A. Unimpaired Classes not Entitled to Vote on Plan. Classes 1, 4 and 5 are unimpaired under this Plan and are conclusively deemed to have accepted the Plan.

     B. Impaired Classes Entitled to Vote on Plan. Classes 2, 3, and 6 are impaired under the Plan and are entitled to vote on the Plan.

     C. Nonconsensual Confirmation/Cramdown. In the event that a class fails to accept this Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, Oneita shall seek to have the Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code.

                         IV. Implementation of the Plan

          A.   Continued Corporate Existence and Vesting of
     Assets in Reorganized Oneita. Oneita, as Reorganized Oneita, shall continue to exist after the Effective Date with all powers of a corporation under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise expressly provided in the Plan, on the Effective Date, Reorganized Oneita shall be vested with all of the property of the estate free and clear of all claims, liens, encumbrances, charges and other interests of creditors and equity security holders, provided that (i) the liens of Foothill that secure Foothill's Allowed administrative claims for debtor in possession financing under the Foothill D-I-P Agreement during the Reorganization Case shall not be terminated or discharged until such claims are repaid, and (ii) the replacement liens granted by Oneita to the Old Revolving Credit Lenders and Prudential pursuant to the Cash Collateral Stipulation shall not be terminated or discharged until Reorganized Oneita shall have executed the Senior Secured Note Agreement; and Oneita may operate its businesses free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan; provided, however, that Oneita shall continue as a debtor in possession under the Bankruptcy Code until the Effective Date.

     B. Agents. Oneita may retain or designate third parties to serve as its agent or agents to implement the Plan.

     C. New Agreements. Prior to the Effective Date, Reorganized Oneita shall enter into the Senior Secured Note Agreement, the New Revolving Credit Agreement, the Subordinated Foothill Note, the New Security Documents and the New Foothill Security Documents, each substantially in the form attached as an Exhibit hereto or, if not attached hereto as an Exhibit, to be agreed to by the parties thereto prior to the Effective Date.

     D. Reverse Stock Split. Upon the Effective Date prior to cancellation of the Old Common Stock and the issuance of the New Common Stock, Oneita shall effect a 1-for-5 combination of the shares of its Old Common Stock, $.25 par value, pursuant to which each one (1) share of Old Common Stock of Oneita shall be deemed converted into one-fifth (.2) of a share of Old Common Stock par value $.25, with any fractional share held by a stockholder after giving effect to such conversion to be rounded up to the next greater whole share. The Reverse Stock Split shall be automatically implemented on the Effective Date without the need for any further corporate action.

     E. Issuance of New Securities. The issuance of the New Senior Secured Notes, the Subordinated Foothill Note and the New Common Stock by Reorganized Oneita are hereby authorized as of the Effective Date without the need for any further corporate action.

     F. Cancellation of Existing Securities and Agreements. As of the Effective Date, the Old Revolving Credit Agreement, the Old Prudential Note Agreement, the Old Prudential Note, the Gintel Note Agreement, the Old Subordinated Gintel Notes, the Kinston Security Agreement, the Kinston/Revolving Credit Guaranty and the Kinston/Prudential Guaranty shall be deemed canceled and such agreements, together with all security interests, liens and instruments issued pursuant thereto, shall have no further legal effect other than as evidence of any right to receive distributions under the Plan.

     G. Surrender of Existing Securities. Notwithstanding any other provision of the Plan, as a condition precedent to receiving any distribution under the Plan, each holder of a promissory note, share certificate, or other instrument or security evidencing a claim or Equity Interest must surrender such promissory note, share certificate, or other instrument or security to Reorganized Oneita or its designee or must execute and deliver an affidavit of loss and furnish an indemnity or bond in substance and amount reasonably satisfactory to Reorganized Oneita. Any holder of a claim or Equity Interest that fails to surrender such instrument or security or to provide the affidavit and indemnity or bond, before the later to occur of (i) the second anniversary of the Effective Date, and (ii) six months following the date such holder's claim becomes an Allowed claim or interest shall be deemed to have forfeited all rights, claims, and/or Equity Interests and may not receive or participate in any distribution under the Plan.

     H. Satisfaction of Subordination. In accordance with Section 510 of the Bankruptcy Code, the Plan takes into account the relative priority of the claims in each class after giving effect to any contractual subordination provisions relating to such claims; provided, however, that so long as the requisite number of holders of claims in classes 2 and 3 (in terms of both amount and number) accept the Plan, (i) the distribution to the holders of the Old Gintel Claim shall not be subject to levy, garnishment, attachment, or other legal process by any holder of a Class 2 Claim, and (ii) on the Effective Date all holders of Class 2 Claims shall be (a) deemed to have waived any and all contractual subordination rights which they otherwise may have had with respect to such distribution to holders of class 3 claims pursuant to the Plan, and (b) permanently enjoined from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of claims in class 3.

          I.   Corporate Action.

     1. Amended and Restated Certificate of Incorporation. The adoption of the Amended and Restated Certificate of Incorporation shall be deemed to have occurred and be effective without any further action by the directors or stockholders of Oneita or Reorganized Oneita. On the Effective Date or as soon thereafter as is practicable, Reorganized Oneita shall file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized Oneita. The Amended and Restated Certificate of Incorporation, provides, among other things, for the Reverse Stock Split, the elimination of certain anti-takeover provisions and a prohibition on the issuance of non-voting equity securities.

     2. Board of Directors of Reorganized Oneita. On the Effective Date, the Board of Directors of Reorganized Oneita shall consist of the individuals identified on Exhibit 7 hereto. Such directors shall be appointed pursuant to the Confirmation Order, but shall not take office or be deemed to be elected or appointed until the Effective Date. Those directors and officers of Oneita not continuing in office shall be deemed removed therefrom as of the Effective Date.

          J.   Method of Distribution Under the Plan.

     1. Each distribution provided under the Plan with respect to an Allowed administrative expense, claim or Equity Interest shall be made as soon as practicable after the later of the Effective Date and the date on which such administrative expense, claim or Equity Interest is Allowed.

     2. In General. Distributions under the Plan shall be made by Reorganized Oneita or its designee to the holders of administrative expenses, claims or Equity Interests at the addresses set forth on the Schedules, unless such addresses are superseded by proofs of claims or transfers of claims filed pursuant to Bankruptcy Rule 3001 (or at the last known addresses of such holders if Oneita or Reorganized Oneita has been notified in writing of a change of address).

     3. Setoffs and Recoupments. Except for distributions to holders of claims in classes 2 and 3 (as to which Oneita and Reorganized Oneita shall have no right of setoff or recoupment), Oneita and Reorganized Oneita may, but shall not be required to, set off against or recoup from any claim and the payments to be made pursuant to the Plan in respect of such claim, any claims of any nature whatsoever which Oneita or Reorganized Oneita may have against the claimant, but neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release by Oneita or Reorganized Oneita of any such claim they may have against such claimant.

     4. Distribution of Unclaimed Property. Any distribution of property (cash or otherwise) under the Plan which is unclaimed after the later to occur of (a) two years following the Effective Date or (b) six months after the date on which such claimant's claim is Allowed shall be transferred to Reorganized Oneita notwithstanding state or other escheat or similar laws to the contrary. In the event that any securities are returned to Reorganized Oneita as unclaimed property, then such securities shall be canceled.

     5. Saturday, Sunday, or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

     6. Fractional Shares. No fractional shares of New Common Stock or cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of New Common Stock shall be rounded up to the next whole number of shares.

     K. Allocation of Consideration. The aggregate consideration to be distributed to the holders of Allowed claims in each class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any, and attorneys' fees where applicable.

     L. Executory Contracts and Unexpired Leases. The Old Options, if not previously rejected by an order of the Court, are hereby rejected by Oneita. Other than (i) executory contracts or unexpired leases which are the subject of a motion to reject pending on the date the Plan is confirmed, and (ii) the Old Options, all of the executory contracts and unexpired leases that exist between Oneita and any person, are hereby specifically assumed as of the Effective Date. All claims for damages arising from the rejection of executory contracts or unexpired leases, including the Old Options, must be filed with the Court in accordance with the terms of the order authorizing such rejection or, if not rejected by separate order, within thirty (30) days from the date of the entry of the Confirmation Order. Any claims not filed within such time will be forever barred from assertion against Oneita, its estate and Reorganized Oneita. All Allowed claims arising from the rejection of executory contracts or unexpired leases shall be treated as class 5 claims.

     M. Retiree Benefits. After the Effective Date, the payment of retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to section 1114 of the Bankruptcy Code, shall continue for the duration of the period Oneita has obligated itself to provide such benefits, if any.

     N. Employee Benefit Plans. All employee benefit plans, policies and programs of Oneita and Oneita's obligations thereunder (to the extent not executory contracts assumed under the Plan), shall survive confirmation of the Plan, shall remain unaffected thereby, and shall not be discharged. Employee benefit plans, policies, and programs shall include, without limitation, all savings plans, health care plans, disability plans, severance benefit plans, life, accidental death, and dismemberment insurance plans, if any, but shall exclude any employee equity or equity-based incentive plans.

     O. Indemnification of Officers and Directors. The obligations of Oneita to indemnify the officers and directors of Oneita pursuant to Delaware law, the Certificate of Incorporation and the By-Laws in effect prior to the Effective Date shall survive confirmation of the Plan, shall remain unaffected thereby, and shall not be discharged.

     P. Limited Release. On the Effective Date, Oneita on behalf of itself, its nondebtor subsidiaries and their estates, shall be deemed to release unconditionally all present and former officers and directors of all such corporations holding office at any time after January 1, 1996 from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place prior to the Effective Date in any way relating to Oneita, the Reorganization Case or this Plan, except that no individual shall be released from any act or omission that constitutes actual fraud or criminal behavior.

     Q. Listing of New Common Stock; Registration of Securities. Reorganized Oneita shall (i) maintain its status as a reporting company under the Securities and Exchange Act of 1934, as amended, and (ii) use its best efforts to cause, on the Effective Date, the shares of New Common Stock issued hereunder to be listed on a national securities exchange or quoted in the NASDAQ National Market System. Oneita shall (i) prior to February 28, 1998 file with the Securities and Exchange Commission a registration statement or registration statements (on any form which Oneita is eligible to use) under the Securities Act for the offering on a continuous or delayed basis in the future of all of the shares of New Common Stock that Oneita reasonably anticipates (based on information provided by the holders of claims or otherwise) will be held by Initial Holders as of the Effective Date (the "Registration Statement"), (ii) use its best efforts to cause the Registration Statement to become effective under the Securities Act on the Effective Date or as promptly as practicable thereafter, (iii) effective as of the Effective Date, enter into a registration rights agreement with all of the Initial Holders, in the form attached hereto as Exhibit 5 (the "Registration Rights Agreement"), and (iv) from and after the Effective Date, comply with the provisions of the Registration Rights Agreement, as the same may be supplemented or amended from time to time in accordance with the terms thereof.

                          V. Effectiveness of the Plan

     A. Conditions Precedent. The Plan shall not become effective unless and until it has been confirmed and the following conditions shall have been satisfied in full or waived in accordance with the provisions specified below:

     1. The Confirmation Order shall have become a Final Order;

     2. The Effective Date shall have occurred within one year following the Petition Date;

     3. Reorganized Oneita shall have executed and shall have caused each of its Subsidiaries (as defined in the Senior Secured Note Agreement) which are parties thereto to have executed the Senior Secured Note Agreement, the Subordinated Foothill Note, the New Security Documents, the New Foothill Security Documents, the Registration Rights Agreement and the New Revolving Credit Agreement and all other agreements and instruments related or ancillary to such agreements;

     4. The Amended and Restated Certificate of Incorporation for Oneita in the form of Exhibit 6 hereto, shall have been properly filed with the Secretary of State of the State of Delaware;

     5. All authorizations, consents, and regulatory approvals required (if any) for the Plan's effectiveness shall have been obtained; and

     6. The aggregate amount of claims in Class 5 hereof that are due and payable in cash on the Effective Date does not exceed $1,000,000, with no single claim exceeding $250,000. This aggregate claim ceiling shall not include sums relating to claims arising prior to the Petition Date which Oneita obtained authority to pay pursuant to Final Orders granting the Employee Related Expense Motion, the Environmental Related Expense Motion, the Intercompany Account Motion, the Manufacturing Consolidation Related Expense Motion, the Key Supplier Related Expense Motion, any claims included on the List of Creditors Holding Twenty Largest Unsecured Claims filed by Oneita on the Petition Date and any claims included on the Schedule of Other Known Claims provided by Oneita to Milbank, Tweed, Hadley & McCloy prior to the Petition Date.

     7. The Registration Statement shall be effective under the Securities Act on the Effective Date or shall have been on file with the Securities and Exchange Commission for no less than thirty (30) days before the Effective Date.

         B.   Waiver of Conditions.

     1. Oneita may waive the condition set forth in Section V.A.1. above at any time, without leave of or order of the Court and without any formal action so long as there is no stay in effect enjoining the consummation of the Plan.

     2. Oneita and the holders of 100% of the Class 2 Claims may waive any or all of the conditions set forth in Sections V.A.2., V.A.3., V.A.4, V.A.5, V.A.6 and V.A.7 above at any time, without leave of or order of the Court and without any formal action.

     C. Effect of Failure of Conditions. In the event that the Effective Date shall not have occurred on or before thirty (30) days after the Confirmation Date, upon notification submitted by Oneita to the Court: (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) Oneita and all holders of claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) Oneita's obligations with respect to the claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any claims or Equity Interests by or against Oneita or any other person or to prejudice in any manner the rights of Oneita or any person in any further proceedings involving Oneita.

     D. Vacatur of Confirmation Order. If an order denying confirmation of the Plan is entered or if the Confirmation Order is entered and thereafter modified without the consent of 100% of the holders of Class 2 Claims or vacated, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any claims against or Equity Interests in Oneita; or (b) prejudice in any manner the rights of the holder of any claim against or Equity Interest in Oneita.

                         VI. Administrative Provisions

     A. Discharge and Injunction

     1. Discharge. Except as otherwise expressly specified in the Plan, once the Confirmation Order becomes a Final Order, the Confirmation Order shall act as of the Effective Date as a discharge of all debts of, claims against, liens on, and Equity Interests in Oneita, its assets and properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of claim or Equity Interest therefor was filed, whether the claim or Equity Interest is allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. After the Effective Date, any holder of such discharged claim or Equity Interest shall be precluded from asserting against Oneita, Reorganized Oneita, or any of its assets or properties, any other or further claim or Equity Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the entry of the Confirmation Order.

               2. Injunction. In accordance with section 524 of the Bankruptcy Code, Oneita's discharge, inter alia, operates as an injunction against the commencement or continuation of any action, the employment of process, or an act to collect, recover or offset the claims discharged hereby.

          B.   Preservation of Causes of Action.

     1. (a) Oneita and Reorganized Oneita hereby retain all rights and all causes of action arising out of or in connection with any claim or interest belonging to Oneita, or to the estate or to Reorganized Oneita, including, without limitation, (i) the avoidance of any transfer of an interest of Oneita in property or any obligation incurred by Oneita, or (ii) the turnover of any property to the estate, and except as expressly noted below, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any such rights or causes of action.

     (b) Oneita pursuant to this Plan waives any rights or causes of action it may have against the holders of the Old Revolving Credit Lender Claims, the Old Prudential Claim and the Old Gintel Claim.

               2. Nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which Oneita had immediately prior to the Petition Date, against or with respect to any claim left unaltered or unimpaired by the Plan. Reorganized Oneita shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which Oneita had immediately prior to the Petition Date as fully as if the Reorganized Case had not been commenced; and all of Reorganized Oneita's legal and equitable rights respecting any claim left unaltered or unimpaired by the Plan may be asserted after the Effective Date to the same extent as if the Reorganization Case had not been commenced.

     C. Administrative Expenses Incurred After the Confirmation Date. Administrative expenses incurred by Reorganized Oneita, after the date and time of the entry of the Confirmation Order, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by Reorganized Oneita in the ordinary course of business and without application for or Court approval.

     D. Retention of Jurisdiction. The Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Reorganization Case and the Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes:

     1. To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases pending on the date the Plan is confirmed, and the allowance of claims resulting therefrom;

     2.  To  determine  any  other  applications,   adversary  proceedings,  and
contested matters pending on the Effective Date;

     3. To ensure that distributions to holders of Allowed claims and Allowed Equity Interests are accomplished as provided herein;

     4. To resolve disputes as to the ownership of any claim or Equity Interest;

     5. To hear and determine timely objections to administrative expenses, claims and Equity Interests;

     6. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

     7. To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

     8. To consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

     9. To resolve disputes concerning nondebtor releases, exculpations, and injunctions contained herein;

     10.  To  hear  and  determine  all   applications   for   compensation  and
reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

     11. To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

     12. To hear and determine any issue for which the Plan requires a Final Order;

     13. To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

     14. To hear any other matter not inconsistent with the Bankruptcy Code; and

     15. To enter a final decree closing the Reorganization Case; provided, however, that the Court shall not have exclusive jurisdiction with respect to
(i) any disputes between Foothill and Reorganized Oneita after the Effective Date under the New Foothill Security Documents, and (ii) any disputes between the holders of the New Senior Secured Notes and Reorganized Oneita after the Effective Date under the Senior Secured Note Agreement or the New Security Documents.

     E. Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

     F. Exculpation. Oneita and Reorganized Oneita and their respective officers, directors, employees, advisors, representatives and agents (including any professionals retained by such persons) shall have no liability whatsoever to any holder of an administrative expense, claim, or Equity Interest for any act or omission in connection with, or arising out of, the pursuit of approval of the disclosure statement for the Plan or the solicitation of votes for or confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order, and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such parties from liability.

     G. Dissolution of Creditors Committee. All committees appointed or serving in the Reorganization Case pursuant to section 1102 of the Bankruptcy Code shall be dissolved on the Effective Date.

     H. Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

     I. Binding Effect. The Plan shall be binding upon and inure to the benefit of Oneita, Reorganized Oneita, Oneita's creditors, the holders of Oneita's Equity Interests, and each of their respective successors and assigns.

     J. Modification of the Plan. Oneita reserves the right, in accordance with the Bankruptcy Code, to amend or to modify the Plan prior to the entry of the Confirmation Order. In accordance with Section 1127(b) of the Bankruptcy Code, after entry of the Confirmation Order, Oneita may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan.

     K. Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows: To Oneita or Reorganized Oneita:

               Oneita Industries, Inc.
               4130 Faber Place Drive
               Suite 200
               Charleston, South Carolina 29405
               Attn: Mr. William Boyd

               with a copy to:

               Moses & Singer LLP
               1301 Avenue of the Americas
               New York, New York 10019-6076
               Attn: Alan Kolod, Esq.
                     Alan E. Gamza, Esq.

     L. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

     M. Filing or Execution of Additional Documents. On or before the Effective Date, Oneita or Reorganized Oneita, shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     N. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, Reorganized Oneita shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     O. Section 1125(e) of the Bankruptcy Code. (i) Oneita has, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and (ii) Oneita (and each of its respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan and therefore is not, and on account of such offer, issuance, sale, solicitation, and/ or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

Dated:    New York, New York
          January __, 1998


                                   Respectfully submitted,

                                   ONEITA INDUSTRIES, INC.
                                   Debtor and Debtor in Possession



                                    By:________________________________
                                          William H. Boyd
                                          Vice President-Administration and
                                          Treasurer

                              MOSES & SINGER LLP Counsel to Oneita Industries, Inc.



                              By:________________________________
                                   Alan E. Gamza
                              1301 Avenue of the Americas
                              New York, New York 10019-6076
                             (212) 554-7800

                                        - and -

                              RICHARDS,  LAYTON & FINGER
                              Local Counsel to Oneita Industries, Inc.


                              By:________________________________
                                    Thomas L. Ambro (# 677)
                                One Rodney Square
                                P.O. Box 551
                                Wilmington, Delaware 19899
                                (302) 658-6541

                              EXHIBITS TO THE PLAN


     1.   Senior Secured Note Agreement
     2.   Subordinated Foothill Note
     3.   New Revolving Credit Agreement
     4.   The Intercreditor Agreement
     5.   Registration Rights Agreement
     6.   Certificate of Incorporation of Reorganized Oneita
     7.   List of Initial Board of Directors of Reorganized Oneita